EXHIBIT 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated June 14, 2007, accompanying the consolidated financial statements (which report includes an explanatory paragraph related to the adoption of Statement of Financial Accounting Standards No. 123 (R), effective April 1, 2006) and Schedule II and management’s assessment of the effectiveness of internal control over financial reporting included in the Annual Report of New Frontier Media, Inc. and Subsidiaries on Form 10-K for the year ended March 31, 2007. We hereby consent to the incorporation by reference of said reports in the Registration Statement of New Frontier Media, Inc. and Subsidiaries on Forms S-8 (File No. 333-102694).

/s/ GRANT THORNTON LLP

New York, New York
June 14, 2007